Exhibit 99.1

CONSENT OF JEFFERIES LLC

The Conflicts Committee of the Board of Directors

Cheniere Energy Partners LP Holdings, LLC

700 Milam Street, Suite 1900

Houston, TX 77002

Members of the Conflicts Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter dated June 18, 2018 to the Conflicts Committee of the Board of Directors (in its capacity as such) of Cheniere Energy Partners LP Holdings, LLC included as Annex B, and to the references thereto under the captions “SUMMARY— Opinion of Jefferies, Financial Advisor to the CQH Conflicts Committee”, “THE MERGER— Background of the Merger”, “THE MERGER— Reasons for Approval by the CQH Conflicts Committee”, and “THE MERGER— Opinion of Jefferies, Financial Advisor to the CQH Conflicts Committee” in the consent solicitation/prospectus relating to the proposed merger transaction of Cheniere Energy Partners LP Holdings, LLC with a wholly owned subsidiary of Cheniere Energy, Inc. (“Cheniere”), which consent solicitation/prospectus forms a part of this Registration Statement on Form S-4 of Cheniere. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ JEFFERIES LLC

JEFFERIES LLC

New York, New York

July 18, 2018